Exhibit 99.1

Contact:	Brian E. Powers HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-541-8060	December 18, 2017 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

CLEVELAND, OH, DECEMBER 18, 2017 Hickok Incorporated (OTC Pink: HICKA), a Cleveland-based holding company serving diverse industrial markets, today reported operating results for the three-month and twelve-month periods ended September 30, 2017.

For the quarter ended September 30, 2017, sales were $10.9 million compared with $2.7 million in the same period last year, an increase of $8.2 million or 305%. For the quarter ended September 30, 2017, the Company recorded operating income of $1.4 million compared with an operating loss of $0.3 million in the same period last year, an increase of $1.7 million.

During this period last year, the Company experienced two non-recurring favorable events which positively impacted net income. The Company was awarded a favorable settlement for claims arising out of the BP Deepwater Horizon Oil spill during this period last year in the amount of $2.3 million ($1.5 million net of income taxes). The Company also recognized a favorable tax recovery during this period last year related to deferred income taxes, resulting in an increase to net income of $3.3 million. The contribution to net income related to these two items was approximately $4.8 million, or $1.65 per fully diluted share. Thus, net income for the quarter ended September 30, 2017 was $0.6 million, compared with net income of $5.2 million in the same period last year. Net income for the quarter ended September 30, 2017 was $0.18 per fully diluted share, compared with net income of $1.77 per fully diluted share last year. The total number of outstanding diluted shares at September 30, 2017 was 3,161,975.

For the twelve months ended September 30, 2017, sales were $23.8 million compared with $6.6 million in the same period last year, an increase of $17.1 million or 258%. For the fiscal year ended September 30, 2017, the Company recorded operating income of $2.7 million compared with an operating loss of $0.7 million last year, an increase of $3.4 million. For the twelve months ended September 30, 2017, the Company recorded net income of $1.4 million or $0.46 per diluted share, compared with net income of $4.6 million or $2.36 per fully diluted share last year. Again, the net income from last year was positively impacted by the same two non-recurring events.

The Company has changed its fiscal year end from September 30 to December 31, effective October 1, 2017. The financial results of the three-month transition period from the end of the current fiscal year on September 30, 2017 until the commencement of the new fiscal year on January 1, 2018 will be reported on Form 10-K to be filed with the Securities and Exchange Commission. The change in the Company’s fiscal year will not impact the Company’s results for the year ended December 31, 2017, nor will it impact the prior year comparability in future filings.

Information about Forward Looking Statements

Certain statements in this news release, including discussions of management's expectations for fiscal year 2017, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively integrate acquisitions and manage the larger operations of the combined business, effectively develop and market new products, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to satisfy its interest payments and obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	Three Months Ended
	September 30,

	2017		2016
Sales	$10,892,868	100%	$2,692,040	100%
Cost of Sales	7,858,489	72%	2,130,320	79%
Gross Profit	3,034,379	28%	561,720	21%

Product Development	159,791	1%	272,268	10%
Selling, General and Administrative Expense	1,460,126	13%	623,109	23%

Operating Income	1,414,462	13%	(333,657)	-12%

Interest Expense	116,992	1%	49,567	2%
Legal Matter	-	0%	(2,270,567)	-84%
Other Expense, net	3,167	0%	34,367	1%

Income before Income Taxes	1,294,303	12%	1,852,976	69%

Income Tax Expense (Benefit)	726,864	7%	(3,299,600)	-123%

Net Income	$567,439	5%	$5,152,576	191%

Net Income per Common Share
Basic	$0.20		$1.81
Diluted	$0.18		$1.77

Weighted Average Shares Outstanding
Basic	2,888,502		2,853,214
Diluted	3,161,975		2,906,197

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	Twelve Months Ended
	September 30,

	2017		2016
Sales	$23,816,735	100%	$6,645,780	100%
Cost of Sales	15,792,458	66%	4,334,815	65%
Gross Profit	8,024,277	34%	2,310,965	35%

Product Development	795,957	3%	1,050,157	16%
Selling, General and Administrative Expense	4,546,383	19%	1,933,986	29%

Operating Income	2,681,937	11%	(673,178)	-10%

Interest Expense	282,648	1%	57,746	1%
Legal Matter	(50,000)	0%	(2,270,567)	-34%
Other Expense, net	260,532	1%	206,395	3%

Income before Income Taxes	2,188,757	9%	1,333,248	20%

Income Tax Expense (Benefit)	780,364	3%	(3,299,600)	-50%

Net Income	$1,408,393	13%	$4,632,848	70%

Net Income per Common Share
Basic	$0.49		$2.38
Diluted	$0.46		$2.36

Weighted Average Shares Outstanding
Basic	2,874,926		1,943,625
Diluted	3,069,077		1,960,120

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